UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 23, 2009

TANGER FACTORY OUTLET CENTERS, INC.

_________________________________________
(Exact name of registrant as specified in its charter)

North Carolina (State or other jurisdiction of Incorporation)	1-11986 (Commission File Number)	56-1815473 (I.R.S. Employer Identification Number)

3200 Northline Avenue, Greensboro, North Carolina 27408 (Address of principal executive offices) (Zip Code)
(336) 292-3010 (Registrants’ telephone number, including area code) N/A (former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange

⁭Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Matters

On April 23, 2009, we issued a press release entitled "Tanger Reports First Quarter 2009 Results", which included the following disclosure regarding our results of operations for the quarter ended March 31, 2009, which disclosure is hereby filed:

TANGER REPORTS FIRST QUARTER 2009 RESULTS
Funds From Operation Increases 12.8%, Same Center Net Operating Income Up 2.4%

Greensboro, NC, April 23, 2009, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (“FFO”) available to common shareholders, a widely accepted supplemental measure of REIT performance, for the three months ended March 31, 2009 was $24.7 million, or $0.66 per share, as compared to FFO of $21.9 million, or $0.59 per share, for the three months ended March 31, 2008, representing a 12.8% increase in total FFO and a 11.9% increase in FFO per share.  Net income available to common shareholders for the three months ended March 31, 2009 was $28.9 million, or $0.92 per share, as compared to net income of $4.9 million, or $0.16 per share, for the first quarter of 2008.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.

First Quarter Highlights

•
Dividend increase approved by Board of Directors to raise the quarterly common share cash dividend from $0.38 to $0.3825 per share, $1.53 per share annualized, representing the 16th consecutive year of increased dividends

•	Announced exchange offer for 3.75% Exchangeable Senior Notes

•	2.4% increase in same center net operating income

•	14.5% increase in average base rental rates on leases renewed during the quarter, compared to 17.9% last year

•	42.4% increase in average base rental rates on released space during the quarter, compared to 41.7% last year

•	93.5% period-end wholly-owned portfolio occupancy rate, compared to 95.3% last year

•	$338 per square foot in reported tenant comparable sales for the rolling twelve months ended March 31, 2009

Portfolio Operating Results

During the first quarter of 2009, Tanger executed 213 leases, totaling 994,000 square feet throughout its wholly-owned portfolio.  Lease renewals during the first quarter accounted for 806,000 square feet, generated a 14.5% increase in average base rental rates and represented 53.8% of the square feet originally scheduled to expire during 2009.  Average base rental increases on re-tenanted space during the first quarter averaged 42.4% and accounted for the remaining 188,000 square feet.

Same center net operating income increased 2.4% for the first quarter of 2009 compared to 2.5% in the fourth quarter of 2008 and 5.7% in the first quarter of 2008.  Reported tenant comparable sales for our wholly owned properties for the rolling twelve months ended March 31, 2009 decreased 3.2% to $338 per square foot due to the current downturn in the economy. Reported tenant comparable sales numbers exclude our centers in Foley, Alabama and on Highway 501 in Myrtle Beach, South Carolina, both of which underwent major renovations during last year.

Balance Sheet Summary

As of March 31, 2009, Tanger had a total market capitalization of approximately $2.1 billion including $849.2 million of debt outstanding, equating to a 40.5% debt-to-total market capitalization ratio.  As of March 31, 2009, 77.8% of Tanger’s debt was at fixed interest rates and the company had $188.4 million outstanding on its $325.0 million in available unsecured lines of credit.  During the first quarter of 2009, Tanger continued to maintain a strong interest coverage ratio of 3.34 times, compared to 3.22 times during the first quarter of last year.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,
	2009	2008
Revenues
Base rentals (a)	$42,927	$37,232
Percentage rentals	1,308	1,178
Expense reimbursements	19,219	17,478
Other income	1,704	1,388
Total revenues	65,158	57,276
Expenses
Property operating	21,748	19,219
General and administrative	5,935	5,271
Depreciation and amortization (b)	20,397	15,583
Total expenses	48,080	40,073
Operating income	17,078	17,203
Interest expense (c)	11,210	10,199
Income before equity in earnings (loss) of unconsolidated joint ventures and gain on fair value measurement of previously held
interest in acquired joint venture	5,868	7,004
Equity in earnings (loss) of unconsolidated joint ventures (d)	(897)	394
Income from continuing operations	4,971	7,398
Gain on fair value measurement of previously held interest in acquired
joint venture (e)	31,497	---
Net income	36,468	7,398
Preferred share dividends	(1,406)	(1,406)
Non-controlling interest in operating partnership	(5,698)	(981)
Allocation to participating securities (f)	(437)	(139)
Net income available to common shareholders	$28,927	$4,872

Basic earnings per common share available to common shareholders:
Income from continuing operations	$.93	$.16
Net income	.93	.16

Diluted earnings per common share available to common shareholders:
Income from continuing operations	$.92	$.16
Net income	.92	.16

(a)	Includes straight-line rent and market rent adjustments of $699 and $683 for the three months ended March 31, 2009 and 2008, respectively.
(b)
Includes accelerated deprecation and amortization of approximately $1.2 million for the three months ended March 31, 2009 as a result of the change in estimated useful life of the Hilton Head I, South Carolina center to three years based on our redevelopment plan for the center.  The accelerated depreciation and amortization reduced income from continuing operations and net income by approximately $.03 per share for the three months ended March 31, 2009.

(c)
In accordance with FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, the results of operations for all prior periods presented for which such instruments were outstanding have been restated.

(d)
Includes Wisconsin Dells, Wisconsin property for the 2009 and 2008 periods which is operated by us through 50% ownership joint venture.  Includes Myrtle Beach, South Carolina Hwy 17 property for the 2008 period during which period it was operated by us through a 50% ownership joint venture.  We acquired the remaining 50% interest in January 2009.  Includes Deer Park, New York property for the 2009 period which is operated by us through a 33.3% ownership joint venture.  Includes our share of losses incurred by the Deer Park property, which opened during October 2008, totaling $1.1 million due to depreciation charges and leverage on the project.  However, we expect results to improve during the stabilization of the property in its first year of operation.

(e)	Represents FAS 141R “Business Combinations”, gain on fair value measurement of our previously held interest in the Myrtle Beach Hwy 17 joint venture upon acquisition on January 5, 2009.
(f)
In accordance with EITF 03-06-1 “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”, represents earnings allocated to unvested restricted share awards that contain non-forfeitable rights to dividends or dividend equivalents.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS:
Rental property
Land	$135,710	$135,689
Building, improvement and fixtures	1,348,211	1,260,243
Construction in progress	4,805	3,823
	1,488,726	1,399,755
Accumulated depreciation	(374,541)	(359,301)
Rental property, net	1,114,185	1,040,454
Cash and cash equivalents	3,101	4,977
Investments in unconsolidated joint ventures	9,773	9,496
Deferred charges, net	48,294	37,750
Other assets	34,010	29,248
Total assets	$1,209,363	$1,121,925

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discounts of $8,367 and $9,136, respectively)	$391,133	$390,363
Mortgage loan, net of discount of $1,166 and $0, respectively)	34,634	---
Unsecured term loan	235,000	235,000
Unsecured lines of credit	188,400	161,500
Total debt	849,167	786,863
Construction trade payables	9,070	11,968
Accounts payable and accrued expenses	27,777	26,277
Other liabilities	33,868	30,914
Total liabilities	919,882	856,022

Commitments
Equity
Shareholder’s equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share,
8,000,000 shares authorized, 3,000,000 shares issued and
outstanding at March 31, 2009 and December 31, 2008	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
31,888,401 and 31,667,501 shares issued and outstanding at
March 31, 2009 and December 31, 2008, respectively	319	317
Paid in capital	372,762	371,190
Distributions in excess of net income (a)	(184,349)	(201,679)
Accumulated other comprehensive loss	(8,533)	(9,617)
Total shareholders’ equity	255,199	235,211
Non-controlling interest in operating partnership (b)	34,282	30,692
Total equity	289,481	265,903
Total liabilities and equity	$1,209,363	$1,121,925

(a)
Distributions in excess of net income as of December 31, 2008 includes a reduction of earnings of $5,144 that represents the cumulative effect adjustment of the implementation of FSP APB 14-1, ”Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)”.

(b)	Represents a reclassification of non-controlling interest from prior presentation upon adoption of FAS 160 “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
FUNDS FROM OPERATIONS (a)
Net income	$36,468	$7,398
Adjusted for:
Depreciation and amortization uniquely significant to
real estate – wholly-owned	20,278	15,508
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	1,166	652
Gain on fair value measurement of previously held interest in acquired
joint venture	(31,497)	---
Funds from operations (FFO)	26,415	23,558
Preferred share dividends	(1,406)	(1,406)
Allocation to participating securities	(306)	(246)
Funds from operations available to common shareholders	24,703	21,906
Funds from operations available to common shareholders per share – diluted	$.66	$.59

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	31,269	30,979
Effect of exchangeable notes	---	92
Effect of outstanding options	81	169
Diluted weighted average common shares
(for earnings per share computations)	31,350	31,240
Convertible operating partnership units (b)	6,067	6,067
Diluted weighted average common share (for funds from operations per
share computations)	37,417	37,307

OTHER INFORMATION
Gross leasable are open at end of period -
Wholly-owned	9,218	8,434
Partially-owned - unconsolidated	950	667

Outlet centers in operations -
Wholly-owned	31	29
Partially-owned - unconsolidated	2	2

States operated in at end of period (c)	21	21
Occupancy percentage at end of period (c) (d)	93.5%	95.2%

(a) FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b) The convertible operating partnership units (non-controlling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c) Excludes Wisconsin Dells, Wisconsin property for the 2009 and 2008 periods which is operated by us through 50% ownership joint venture.  Excludes Myrtle Beach, South Carolina Hwy 17 property for the 2008 period during which period it was operated by us through a 50% ownership joint venture.  We acquired the remaining 50% interest in January 2009.  Excludes Deer Park, New York property for the 2009 period which is operated by us through a 33.3% ownership joint venture.  The Deer Park property opened during October 2008.

(d) Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2009 period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 23, 2009

TANGER FACTORY OUTLET CENTERS, INC.

By:           /s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer

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